June 2023 Printed on 06/22/2023 9:54:47 AM FY2024 Salary and Annual Incentive Target As a result of your performance and in consideration of market salary information, you will receive an annualized salary increase of 7% (BRL 109,500) to your base salary. Effective July 1, 2023, your new base salary is BRL 1,673,680. Your annual target incentive opportunity will continue to be 65% of your annual base salary. FY2024 Long-Term Incentive Award I'm also pleased to share with you your award opportunity for the Novelis Fiscal Year 2024 Long-Term Incentive Plan (LTIP). With a performance period of three years, the LTIP program is designed to reward senior leaders for their impact on Novelis' performance over the longer-term, particularly as it relates to creating value for our shareholder. Your award under the FY2024 LTIP includes Novelis Performance Units (PUs), Hindalco Restricted Stock Units (RSUs) and Hindalco Stock Appreciation Rights (SARs). The PUs will account for 50% of your award, while the RSUs will account for 30%, and the SARs will account for 20%. Your total FY2024 LTIP award opportunity is USD 700,000. Details on your FY2024 LTIP award will be shared with you prior to August 2023. It is my pleasure to communicate this award to you. Our Long-Term Incentive Plan seeks to align our employees' interests with those of our shareholder's. I believe the Novelis PUs, Hindalco RSUs and Hindalco SARs represent a balanced approach to achieve this goal and over time will be a meaningful part of your total compensation. Thank you for your continued dedication and contributions to Novelis and all you to do help us achieve our goals. Regards, Steve Fisher President & Chief Executive Officer Novelis Inc. Signed Antonio Tadeu Nardocci